Exhibit 99

BNC Bancorp Reports 11% Increase in Second Quarter Earnings

        THOMASVILLE, N.C., July 28 /PRNewswire-FirstCall/ -- BNC Bancorp (Nasdaq: BNCN) today reported operating results for the quarter and six-month period ended June 30, 2004.

        For the quarter ended June 30, 2004, the Company reported net income of $900,000, an increase of 11% when compared to the $810,000 reported for the comparable quarter in 2003. Diluted earnings per share increased to $0.24 for the quarter, a 9% increase when compared to $0.22 reported for the same quarter in 2003. The per share amounts for the 2003 quarter have been retroactively adjusted for the 10% stock dividend paid to shareholders on September 15, 2003.

        For the six-month period ended June 30, 2004, the Company reported net income of $1.68 million, an increase of 7% when compared to the $1.56 million reported for the first six months of 2003. Diluted earnings per share increased to $0.45 for the six-month period, compared to $0.42 reported for same period in 2003.

        Total assets as of June 30, 2004 were $457 million, an increase of 38% compared to the $331 million as of June 30, 2003. Total loans on June 30, 2004 were $368 million, an increase of 44% from the $256 million reported as of June 30, 2003. Deposits increased 39% over the same one-year period. Compared to balances at December 31, 2003, total loans increased $64 million, or 21% during the first six months of 2004.

        Commenting on these results, W. Swope Montgomery, Jr., President and CEO, said, “We are pleased that our profitability has continued to improve during a period when income from mortgage refinancing activity has declined by approximately 60%. As noted in our first quarter release, in early 2003 it was obvious that mortgage refinancing activity would eventually decline to more normal levels. To offset the expected decline, we implemented a plan to expand our loan production capabilities by opening two new loan production offices staffed by seasoned, highly experienced lenders. As a result, this marks the third consecutive quarter during which our loan portfolio has increased by over $30 million. The success of this plan has allowed us to expand our franchise into two new banking markets and grow net interest income at a pace which more than offset the decline in mortgage origination income. The dedication and efforts of our loan officers and support staff have been truly phenomenal. With the majority of this loan growth having variable pricing and the Federal Reserve poised to continue tightening short-term rates in the future, we are confident that the strategic initiatives implemented over the past 18 months will work to enhance our performance in the second half of 2004 and beyond.”

        BNC Bancorp is the parent company of Bank of North Carolina, a $457 million commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, Archdale, Lexington, Kernersville and Oak Ridge, North Carolina. In addition, the Bank operates commercial and mortgage loan production offices in High Point, Salisbury, Winston-Salem and Mt. Airy, North Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the Nasdaq Small-Cap market under the symbol “BNCN.”

        CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to BNC Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect BNC Bancorp’s forward-looking statements. BNC Bancorp undertakes no obligation to revise these statements following the date of this press release.

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands,
except per share and share data)

	For the Three Months Ended		% Change
	June 30, 2004	June 30, 2003
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 5,452	$ 4,459	22.3%
Interest expense	1,861	1,564	19.0
Net interest income	3,591	2,895	24.0
Provision for loan losses	230	115	100.0
Net interest income after
provision for loan losses	3,361	2,780	20.9
Noninterest income	794	925	(14.2)
Noninterest expense	2,880	2,515	14.5
Income before income tax expense	1,275	1,190	7.1
Provision for income taxes	375	380	(1.3)
Net income	900	810	11.1

PER SHARE DATA
Earnings per share, basic	$ 0.26	$ 0.23	13.0%
Earnings per share, diluted	0.24	0.22	9.1

Weighted average number of common
shares outstanding:
Basic	3,487,840	3,553,877
Diluted	3,724,346	3,740,679

PERFORMANCE RATIOS
Return on average assets	0.84%	0.99%
Return on average equity	13.09%	11.13%
Return on average tangible equity	15.01%	15.88%
Net yield on earning assets
(taxable equivalent)	3.64%	4.31%
Average equity to average assets	6.39%	8.87%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands,
except per share and share data)

	As of / For the Six Months Ended		% Change
	June 30, 2004	June 30, 2003
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 10,439	$ 8,782	18.9%
Interest expense	3,457	3,122	10.7
Net interest income	6,982	5,660	23.4
Provision for loan losses	350	250	40.0
Net interest income after
provision for loan losses	6,632	5,410	22.6
Noninterest income	1,429	1,749	(18.3)
Noninterest expense	5,712	4,862	17.5
Income before income tax expense	2,349	2,297	2.3
Provision for income taxes	670	735	(8.8)
Net income	1,679	1,562	7.5

PER SHARE DATA
Earnings per share, basic	$ 0.48	$ 0.44	9.1%
Earnings per share, diluted	0.45	0.42	7.1
Book Value	7.81	7.02	11.3
Tangible book value	6.83	6.49	5.2

Weighted average number of common
shares outstanding:
Basic	3,490,443	3,554,515
Diluted	3,723,553	3,731,522

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.82%	0.99%
Return on average equity	12.26%	10.97%
Return on average tangible equity	14.07%	10.99%
Net yield on earning assets
(taxable equivalent)	3.69%	4.29%
Average equity to average assets	6.39%	8.99%
Allowance for loan losses as a
percentage of total loans, end of
period	1.30%	1.80%
Non-performing assets to total
assets, end of period	0.35%	0.11%
Ratio of net charge-offs to
average loans outstanding	0.04%	0.36%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)

	As of		% Change
	June 30, 2004	June 30, 2003
SELECTED BALANCE SHEET DATA
End of period balances

Total loans	$368,183	$255,764	44.0%
Allowance for loan losses	4,804	4,610	4.2
Loans, net of allowance for loan
losses	363,379	251,154	44.7
Securities, available for sale	33,237	31,578	5.3
Total Assets	457,206	330,942	38.2

Deposits:
Noninterest-bearing deposits	33,268	32,121	3.6
Interest-bearing demand and
savings	161,329	131,440	22.7
CD’s and other time deposits	176,913	104,140	69.9
Borrowed Funds	56,808	34,848	63.0
Total interest-bearing liabilities	395,050	270,428	46.1
Shareholders’ Equity	27,151	26,404	2.8

SOURCE BNC Bancorp
-0-                                                                         07/28/2004
/CONTACT: W. Swope Montgomery, Jr., President and CEO of BNC Bancorp, +1-336-476-9200 /
/First Call Analyst: /
/FCMN Contact: / /Web site: http://www.bankofnc.com /
(BNCN)

CO: BNC Bancorp
ST: North Carolina
IN: FIN
SU: ERN